As filed with the Securities and Exchange Commission on April 1, 2016

Registration No. 333-207913

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA CONCORDIA FINANCIAL GROUP
 (Exact name of registrant as specified in its charter)
Concordia Financial Group, Ltd.
(Translation of registrant’s name into English)
JAPAN
(Jurisdiction of incorporation or organization)
6029
(Primary Standard Industrial Classification Code Number)
Not Applicable
(I.R.S. Employer Identification Number)
7-1, Nihonbashi 2-chome,
 Chuo-ku, Tokyo
103-0027
Japan
 (81-3) 5200-8201
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

The Bank of Yokohama, Ltd.
New York Representative Office

780 Third Avenue, 32nd Floor,
New York, NY 10017
(212) 750-0022
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copy to:
Masahisa Ikeda, Esq.
Shearman & Sterling LLP
Fukoku Seimei Building, 5th Floor
2-2, Uchisaiwaicho 2-Chome
Chiyoda-ku, Tokyo 100-0011
Japan
(81-3) 5251-1601

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                     ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)          ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CONTENTS

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY

EXPLANATORY NOTE

Concordia Financial Group, Ltd. (the “Registrant”) was formed on April 1, 2016 as the holding company for The Bank of Yokohama, Ltd. (“Bank of Yokohama”) and The Higashi-Nippon Bank, Limited (“Higashi-Nippon Bank”) in a joint share transfer under Japanese law. The public offering of the Registrant’s shares to U.S. persons in connection with the joint share transfer was registered under the Securities Act of 1933, as amended (the “Securities Act”), on the registration statement on Form F-4 (No. 333-207913 and No. 333-207913-01) filed with the Securities and Exchange Commission on November 10, 2015. The registration statement was filed by each of  Bank of Yokohama and Higashi-Nippon Bank, since at the time the Registrant was not yet in existence. The registration statement was declared effective on November 13, 2015. The Registrant is filing this post-effective amendment to the registration statement in order to adopt the registration statement as its own for all purposes under the Securities Act.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 330 of the Companies Act of Japan makes the provision of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the registrant and its directors and audit & supervisory board members, respectively.  Section 10, among other things, provides in effect that:
(1) any director or audit & supervisory board member of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;
(2) if a director or an audit & supervisory board member of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;
(3) if a director or an audit & supervisory board member has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and
(4) if a director or an audit & supervisory board member, without any fault on his part, sustains damages through the management of the affairs entrusted to him, he may demand compensation therefor from the company.
Under Article 388 of the Companies Act, a company may not refuse a demand from an audit & supervisory board member referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the audit & supervisory board member’s duties.
The directors and audit & supervisory board members of the registrant maintain liability insurance to insure themselves against, among others, claims asserted against or liabilities incurred by them in connection with their performance of duties in their respective capacities.  The premium for the insurance is paid by such registrant, except for the premium for the special coverage portion of the insurance relating to (i) liability determined in a final judgment of a court of competent jurisdiction (or in a settlement) to be owed by a director or audit & supervisory board member to such company, and (ii) any expenses incurred by such director or audit & supervisory board member in connection with the defense against (or the settlement of) the claim for which such liability is sought.

Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits

Exhibit Number	Description of Exhibit
*2.1	English translation of the Business Integration Agreement (included as Annex A to the prospectus which is part of this Registration Statement)

*3.1	English translation of form of Articles of Incorporation of Concordia Financial Group

*5.1	Opinion of Mori Hamada & Matsumoto regarding legality of securities

*5.2	Opinion of Nishimura & Asahi regarding legality of securities

*8.1	Opinion of Shearman & Sterling LLP regarding U.S. federal tax consequences of the joint share transfer (for Bank of Yokohama)

*8.2	Opinion of Shearman & Sterling LLP regarding U.S. federal tax consequences of the joint share transfer (for Higashi-Nippon Bank)

*8.3	Opinion of Mori Hamada & Matsumoto regarding Japanese tax consequences of the joint share transfer (included in Exhibit 5.1)

*8.4	Opinion of Nishimura & Asahi regarding Japanese tax consequences of the joint share transfer (included in Exhibit 5.2)

*21.1	Subsidiaries of Bank of Yokohama

*21.2	Subsidiaries of Higashi-Nippon Bank

*23.1	Consent of Deloitte Touche Tohmatsu LLC for Bank of Yokohama

*23.2	Consent of Deloitte Touche Tohmatsu LLC for Higashi-Nippon Bank

*23.3	Consent of Shearman & Sterling LLP (for Bank of Yokohama) (included in Exhibit 8.1)

*23.4	Consent of Shearman & Sterling LLP (for Higashi-Nippon Bank) (included in Exhibit 8.2)

*23.5	Consent of Mori Hamada & Matsumoto (included in Exhibit 8.3)

*23.6	Consent of Nishimura & Asahi (included in Exhibit 8.4)

24.1	Powers of attorney (included in Part II of this Registration Statement)

*99.1	Consent of Daiwa Securities Co., Ltd.

*99.2	Consent of SMBC Nikko Securities Co., Ltd

*99.3	English translation of notice of convocation of Bank of Yokohama’s extraordinary general meeting of shareholders

*99.4	English translation of form of mail-in voting card for Bank of Yokohama’s extraordinary general meeting of shareholders

*99.5	English translation of notice of convocation of Higashi-Nippon Bank’s extraordinary general meeting of shareholders

*99.6	English translation of form of mail-in voting card for Higashi-Nippon Bank’s extraordinary general meeting of shareholders
* Previously filed

     (b) Financial Statement Schedules

     See Item 21(b) of the Registration Statement as originally filed on November 10, 2015.

Item 22. Undertakings

 The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)      (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange for a facility in the United States for the purpose of responding to such requests.  The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)      To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7)      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)      That every prospectus:  (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Concordia Financial Group, Ltd. has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on April 1, 2016.

Concordia Financial Group, Ltd.
By:	/s/ Tatsumaro Terazawa
	Name:	Tatsumaro Terazawa
	Title:	Representative Director and President

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Yasuyoshi Oya, Representative Director of  Concordia Financial Group, Ltd., and Kenichi Kawamura, Director of Concordia Financial Group, Ltd., and each of them (with full power of each of them to act alone), as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the U.S. Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Representative Director,
President
/s/ Tatsumaro Terazawa	(principal executive officer)	April 1, 2016
Tatsumaro Terazawa

Representative Director,
/s/ Michito Ishii	Vice President	April 1, 2016
Michito Ishii

/s/ Yasuyoshi Oya	Representative Director	April 1, 2016
Yasuyoshi Oya

Director
(principal financial and
/s/ Kenichi Kawamura	accounting officer)	April 1, 2016
Kenichi Kawamura

/s/ Minoru Morio	Director	April 1, 2016
Minoru Morio

Signature	Title	Date

/s/ Ken Inoue	Director	April 1, 2016
Ken Inoue

/s/ Yuzo Takagi	Director	April 1, 2016
Yuzo Takagi

Authorized Representative in the United States:

The Bank of Yokohama, Ltd.
By:	/s/ Ryo Kashimura
	Name:	Ryo Kashimura
	Title:	Chief Representative
	Date:	April 1, 2016